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                                                                 Exhibit 99.H(6)

                               FUND ACCOUNTING AND
                   FINANCIAL ADMINISTRATION SERVICES AGREEMENT

     AGREEMENT made and dated effective the 1st day of April, 2005, between ICON FUNDS (the "Trust"), a Massachusetts business trust having its principal place of business at 5299 DTC Boulevard, Greenwood Village, Colorado, 80111, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, the Trust desires that BISYS perform fund accounting services and related financial administration services for the Trust and each investment portfolio of the Trust, as now in existence and listed on Schedule A, or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds");

     WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

     WHEREAS, BISYS and Trust wish to enter into this Agreement in order to set forth the terms under which BISYS will perform the services set forth herein for the Trust.

     NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Trust and BISYS hereby agree as follows:

     1. SERVICES. BISYS agrees to perform the services described herein in accordance with the service standards set forth in Schedule B.

     (a) FINANCIAL ADMINISTRATION SERVICES. BISYS shall perform the following financial administration services each Fund:

     (i) Monitor and provide guidance regarding contractual Trust expenses, including Trustee compensation and vendor fees;

     (ii) Coordinate with the Trust's transfer agent with respect to the payment of dividends and other distributions to Shareholders; and

     (iii) Calculate performance data of the Funds for dissemination to up to fifteen (15) information services covering the investment company industry.

     (b) FUND ACCOUNTING SERVICES. BISYS shall perform the following accounting services daily for each Fund:

     (i) Calculate the net asset value per share ("NAV") of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the Investment Company Act of 1940, as amended (" 1940 Act");

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     (ii)   In each calculation of NAV, apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Trust ("Valuation Procedures"), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, and
            (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Trust (collectively, "Fair Value Information Vendors") with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund's pricing time, or which are otherwise required to be made subject to a fair value determination, as set forth under the Valuation Procedures;

     (iii) Verify and reconcile with the Funds' custodian all daily trade activity;

     (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

     (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

     (vi) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

     (vii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

     (viii) Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments,

     (ix)   Post Fund transactions to appropriate categories;

     (x) Accrue expenses of each Fund according to instructions received from the Trust's Administrator; Determine the outstanding receivables and payables for all (I) security trades, (2) Fund share transactions and (3) income and expense accounts;

     (xii) Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies;

     (xiii) Provide such periodic reports as the parties shall agree upon, as set forth in a prepared schedule;

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     (xiv)  Assist the Trust in identifying instances where market prices are not readily available, or are unreliable, within parameters set forth in the Trust's Valuation Procedures.

     (c) MAINTENANCE OF BOOKS AND RECORDS. BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31 a-1 (the "Rule") under the 1940 Act:

     (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection
            (b)(1) of the Rule;

     (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

     (iii) Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule;

     (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule; and

     (v) Maintain the books or records pertaining to (i) fair value prices and/or adjustment factors provided by Fair Value Information Vendors (described in Section 1(b)(ii)), and (ii) market prices for securities that are valued using fair value information provided by Fair Value Information Vendors.

     (d) SPECIAL REPORTS AND SERVICES.

     (i) BISYS may provide additional special reports upon the request of the Trust or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

     (ii) BISYS may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

     (iii) BISYS will coordinate the preparation of reports that are prepared or provided by Fair Value Information Services which help the Trust to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.

     (e) ADDITIONAL ACCOUNTING SERVICES. BISYS shall also perform the following additional accounting services for each Fund, without additional compensation:

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     (i)    Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Trust. The unaudited financial statements will include the following items:

            (A)   Unaudited Statement of Assets and Liabilities,

            (B)   Unaudited Statement of Operations,

            (C)   Unaudited Statement of Changes in Net Assets, and

            (D)   Unaudited Condensed Financial Information;

     (ii)   Provide accounting information for the following:

            (A) federal and state income tax returns and federal excise tax returns;

            (B) the Trust's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR;

            (C) the Trust's annual, semi-annual and quarterly (if any) shareholder reports;

            (D) registration statements on Form N-1 A and other filings relating to the registration of shares;

            (E) the Administrator's monitoring of the Trust's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

            (F)   annual audit by the Trust's auditors;

            (G) examinations performed by the SEC, or at the request of the Trust, the NASD, bank regulators, or state regulators;

            (H)   investigations by any body or agency described in (G); and

            (I) reports to the Trust's Board of Trustees, as may be agreed upon by the parties.

     (iii)  Calculate turnover and expense ratios;

     (iv)   Prepare schedule of capital gains and losses;

     (v)    Provide daily cash report;

     (vi) Maintain and report security positions and transactions in accounting system;

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     (vii)  Monitor expense limitations;

     (viii) Monitor wash sales;

     (ix)   Maintain list of failed trades;

     (x)    Provide unrealized gain/loss report; and

     (xi) Monitor allocation of expenses on multi-class funds for compliance with the Trust's 18f-3 Policy.

     2.     SUBCONTRACTING.

     BISYS may utilize agents in its performance of its services and, with prior notice to the Trust, appoint in writing other parties qualified to perform specific fund accounting or financial administration services reasonably acceptable to the Trust (individually, a "Sub-Agent") to carry out some or all of its responsibilities under this Agreement; provided, however, that a Sub-Agent shall be the agent of BISYS and not the agent of the Trust, and that BISYS shall be fully responsible for the acts of such Sub-Agent (except for Sub-Agents selected by the Trust) and shall not be relieved of any of its responsibilities hereunder by the appointment of a Sub-Agent (except for Sub-Agents selected by the Trust).

     3. COMPENSATION.

     The Trust shall pay BISYS compensation for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in Schedule C attached hereto.

     4. REIMBURSEMENT OF EXPENSES AND MISCELLANEOUS SERVICE FEES.

     (a) In addition to paying BISYS the fees provided in Section 3 and Schedule C, the Trust agrees to reimburse BISYS for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

     (i) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust;

     (ii) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust, the Trust's investment adviser or custodian, dealers or others as required for BISYS to perform the services to be provided hereunder;

     (iii)  The cost of microfilm or microfiche of records or other materials;

     (iv) All systems-related expenses associated with the provision of special reports and services pursuant to Section 1(d) herein;

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     (v)    Any expenses BISYS shall incur at the written direction of an officer of the Trust (other than an employee of BISYS) thereunto duly authorized; and

     (vi) Any additional expenses reasonably incurred by BISYS in the performance of its duties and obligations under this Agreement (but not including any amounts related to pricing information, other than as provided in paragraph 4(b), below).

     (b) In addition, BISYS shall be entitled to receive the following amounts:

     (i) Systems development fees billed at an hourly rate of $150 per hour, as approved by the Trust;

     (ii)   Ad hoc reporting fees billed at an agreed upon rate; and

     (iii)  In addition:

            (A) The Trust shall reimburse BISYS for the actual costs incurred by BISYS to Fair Value Information Vendors with respect to the provision of fair value pricing information to BISYS for use in valuing the portfolio holdings of a specific Fund or Funds that the Trust designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by BISYS hereunder (such costs shall be incurred at the discounted group rate made available to BISYS clients, if applicable);

            (B) The Trust shall pay to BISYS a charge for the pricing information obtained with respect each of the securities held in the portfolio of each Fund, which charge shall not exceed the charge that would be incurred if the Fund were to obtain the information directly from the relevant vendor or vendors.

            (C) The Trust shall pay the annual services fee indicated on Schedule B for each Fund that the Trust designates as being subject to the fair value support services to be provided by BISYS.

     (c) The provisions of Section 4(a) and (b) above are subject to the expense limitation provisions set forth in Schedule C under "Out of Pocket Expenses and Miscellaneous Charges."

     5. STANDARD OF CARE; UNCONTROLLABLE EVENTS; LIMITATION OF LIABILITY.

     BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS

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shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

     BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption. Nothing contained herein, however, shall relieve BISYS for responsibility for the acts or omissions to act of its employees, agents, or Sub-Agents (provided such Sub-Agents have been selected by BISYS rather than the Trust) if such acts or omissions to act involve the bad faith, willful misfeasance, negligence or reckless disregard of its duties hereunder.

     BISYS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR. DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     6. TERM.

     This Agreement shall become effective as of the date first written above and shall continue for a period of five (5) years, until March 31, 2010 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods (each a "Rollover Term"). This Agreement may be terminated only (i) by provision of a written notice of nonrenewal at least ninety (90) days prior to the end of the Initial Term (ii) after the end of the Initial Term, by providing one hundred twenty (120) days notice, (iii) by mutual agreement of the parties (iv) for "Cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. For purposes of this Agreement,

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"Cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. BISYS shall not terminate this Agreement pursuant to clause. (a) above based solely upon the Trust's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

     Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Sections 3 and 4 hereof, the amount of all of BISYS' cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties of the Trust's property, records, instruments and documents.

     If, for any reason other than (i) nonrenewal, (ii) mutual agreement of the parties or (iii) "Cause" for termination of BISYS hereunder,. BISYS' services are terminated hereunder, BISYS is replaced as fund accountant financial administrator, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-Fund Accountant appointed as provided in Section 1 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS for its services hereunder during (x) the next twelve (12) months or (y) if less than twelve (12), the number of months remaining in the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average assets of the Funds and fees payable to BISYS monthly during the twelve (12) months prior to the date that services terminate, BISYS is replaced or a third party is added.

     In the event the Trust or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole

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prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide fund accounting services consistent with this Agreement, including the number of Funds subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

     The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above,
(i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

     7. INDEMNIFICATION.

     The Trust agrees to indemnify, defend and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses including reasonable investigation expenses (collectively, "Losses") resulting directly and proximately from BISY'S performance of services under this Agreement or based, if applicable, upon BISYS' reasonable reliance on information, records, instructions or requests pertaining to services hereunder, that are given or made to BISYS by the Trust, the investment adviser, or other authorized agents of the Trust with which BISYS must interface in providing services; provided that this indemnification shall not apply to actions or omissions of BISYS involving bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

     BISYS shall indemnify, defend, and hold harmless the Trust, and its directors, officers, agents and nominees from and against Losses resulting directly and proximately from BISYS' willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder.

     The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not

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effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

     The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     8. RECORD RETENTION AND CONFIDENTIALITY.

     BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust and BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31 a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by BISYS on behalf of the Trust shall be prepared and maintained at the expense of BISYS, but shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust or by the Commission at reasonable times.

     In case of any request or demand for the inspection of such records by another party, BISYS shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records in any case where disclosure is required by law, (ii) BISYS is advised by counsel that it may incur (i) liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by the Trust. BISYS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable.

     9. ACTIVITIES OF BISYS.

     The services of BISYS rendered to the Trust hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in BISYS, as officers, employees or otherwise

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and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as a shareholder or otherwise.

     10. REPORTS.

     BISYS shall furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after conducting a diligent examination, are not so reported promptly, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report.

     11. RIGHTS OF OWNERSHIP.

     All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

     12. RETURN OF RECORDS.

     BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

     11. REPRESENTATIONS AND WARRANTIES.

     (a) The Trust represents and warrants that: (l) as of the close of business on the effective date of this Agreement, each Fund that is in existence as of the effective date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

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     (b) BISYS represents and warrants that: (1) the various procedures and systems which BISYS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and BISYS' records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

     14. INSURANCE.

     BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

     15. INFORMATION FURNISHED BY THE TRUST.

     The Trust has furnished to BISYS the following, as amended and current as of the effective date of this Agreement:

     (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

     (b)    Certified copies of the following documents:

            (i)   The Trust's Bylaws and any amendments thereto;

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            (ii)  Resolutions of the Trustees covering (A) approval of this
                  Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder, and (B) authorization of BISYS to act as fund accountant/financial administrator for the Trust.

     (c) A list of all officers of the Trust and any other persons (who may be associated with the Trust or its investment adviser), together with specimen signatures of those officers and other persons, who are authorized to instruct BISYS in all matters.

     (d) Two copies of the Prospectuses and Statement of Additional Information of each Fund.

     (e) A copy of the Trust's Valuation Procedures and any related policies or procedures applicable to the services hereunder.

     The Trust will submit any material amendments to its Valuation Procedures and related policies or procedures to BISYS for BISYS' review, and any amendment that would have a material impact upon the services to be rendered by BISYS or the responsibilities of BISYS shall be subject to approval by BISYS in good faith, including but not limited to the designation of any additional Fair Value Information Vendor.

     16. INFORMATION FURNISHED BY BISYS.

     BISYS has furnished to the Trust evidence of the following:

     (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement; and

     (b) Authorization of BISYS to act as fund accountant/financial administrator for the Trust.

     17. AMENDMENTS TO DOCUMENTS.

     The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 15 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS' approval of such amendments or changes, which approval shall not be withheld unreasonably.

     18. LEGAL ADVICE; RELIANCE ON PROSPECTUS; CERTAIN INSTRUCTIONS.

     BISYS may apply to the Trust at any time for instructions and may consult with counsel for the Trust and with accountants and other experts with respect to any matter arising in connection with BISYS' duties, and BISYS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement. After so notifying the Trust, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust unless relating to a matter involving BISYS' willful misfeasance, bad faith, negligence or reckless disregard of BISYS' responsibilities and duties hereunder, and BISYS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

     As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Trust unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

     Also, BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.

     The Trust has approved, or shall approve; each independent pricing vendor and Fair Value Information Vendor to be used by BISYS in rendering fund accounting services, including Fair Value Support Services hereunder.

     The Trust hereby instructs and authorizes BISYS to provide information pertaining to the Fund's portfolio to Fair Value Information Vendors in connection with the fair value determinations made under the Trust's Valuation Procedures and other legitimate purposes related to the Fair Value Support Services to be provided hereunder.

     The Trust understands and acknowledges that while BISYS' fair value support services hereunder are intended to assist the Trust and the Board in its obligations to price and monitor pricing of Fund portfolios, BISYS does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors. The Trust retains its overall responsibilities to (i) adopt policies and procedures to monitoring for circumstances that may necessitate the use of fair value prices, (ii) establish criteria for determining when market quotations are no longer reliable for a particular portfolio security, (iii) determine a methodology or methodologies by which the Trust determines the current fair value of the portfolio security, and (iv) regularly review the appropriateness and accuracy of the method used in valuing securities and make any necessary adjustments.

     19. COMPLIANCE WITH LAW.

     Except for the obligations of BISYS set forth in Sections 1 and 8 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares.

     20. NOTICES.

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, c/o ICON Advisers, Inc. at 5299 DTC Boulevard, Greenwood Village, Colorado 80111; Attn: General Counsel; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219, Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     21. ASSIGNMENT.

     This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     22. GOVERNING LAW AND MATTERS RELATING TO THE TRUST AS A MASSACHUSETTS BUSINESS TRUST.

     This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

     23. PRIVACY.

     Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS to perform its duties shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Trust or as required or permitted by law. BISYS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

     24. MISCELLANEOUS.

     (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

     (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

     (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto. The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Trust's Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                             ICON FUNDS


                                             By:

                                             Name:
                                             Title:


                                             BISYS FUND SERVICES OHIO, INC.

                                   SCHEDULE A

               TO THE FUND ACCOUNTING AND FINANCIAL ADMINISTRATION
                               SERVICES AGREEMENT
                               BETWEEN ICON FUNDS
                       AND BISYS FUND SERVICES OHIO, INC.

                                   ICON FUNDS

                    SECTOR FUNDS
                    ICON Consumer Discretionary Fund
                    ICON Energy Fund
                    ICON Financial Fund
                    ICON Healthcare Fund
                    ICON Industrials Fund
                    ICON Information Technology Fund
                    ICON Leisure and Consumer Staples Fund
                    ICON Materials Fund
                    ICON Telecommunication & Utilities Fund

                    FOREIGN FUNDS
                    ICON Asia-Pacific Region Fund
                    ICON Europe Fund
                    ICON International Equity Fund

                    DOMESTIC DIVERSIFIED FUNDS
                    ICON Bond Fund
                    ICON Core Equity Fund
                    ICON Covered Call Fund
                    ICON Equity Income Fund
                    ICON Long/Short Fund

                                   SCHEDULE B

               TO THE FUND ACCOUNTING AND FINANCIAL ADMINISTRATION
                               SERVICES AGREEMENT

                               BETWEEN ICON FUNDS
                                       AND
                          BISYS FUND SERVICES OHIO INC.

                                SERVICE STANDARDS

     Pursuant to Section 1 of this Agreement, BISYS has agreed to perform the services described in this Agreement in accordance with the service standards set forth on the following pages of this Schedule B. The standards, deadlines and financial penalties included in this Schedule B or otherwise agreed to from time to time will remain in effect during the term of this Agreement unless subsequently modified or terminated following a review and the written consent of the parties.

     In the event BISYS fails to meet a service standard in any particular month, quarter or year, as the case may be, BISYS agrees to take appropriate corrective measures within the following period in order to be in compliance with the appropriate standard at the end of such. period. The foregoing requirement shall not apply in those instances in which the BISYS' failure to meet a service standard was due to circumstances beyond its control. In the event BISYS fails to meet a service standard for a particular item for reasons within its control, the Trust will be entitled to a fee reduction as listed in the table below. Any determination by BISYS in a particular instance to agree to a financial or other penalty provided for in this Schedule B, shall be without prejudice to BISYS and shall not be construed as an admission of wrongdoing or a waiver of any rights generally under this Agreement.

             ITEM                          STANDARD                      FEE REDUCTIOION
----------------------------------------------------------------------------------------
NAV Calculation Accuracy       Greater than 99% per Fund per               $   500
                               quarter, according to ICI
                               materiality guidelines.

Excise Tax Distributions       Calculated and declared income and
                               capital gain distributions prior to
                               December 31.

Daily Bulletin                 95% delivered by 6:30 pm (EST).             $   100

Cash Availability              95% delivered by 11:00 am (EST)             $   100
                               (this assumes any transactions
                               received from platforms that may be
                               authorized by the Trust to submit
                               late-day trade information will be
                               received by 9.30am (EST)).

Expense Monitoring             Analyze and adjust expense accruals,            N/A
                               as needed, on a monthly basis.

Daily Dividend Rate            Greater than 99.9% accuracy rate            $   100
Accuracy                       per quarter

NASDAQ Reporting               Greater than 98% accuracy rate              $   100
Accuracy                       per quarter

Asset Reconciliation           Weekly

Cash Reconciliation.           Daily

Corporate Actions Processing   Greater than 99% accuracy rate per          $   500
Completion                     quarter

Mutual Fund Performance        Greater than 99.9% accuracy rate per        $   500
Accuracy                       Fund per quarter

SEC Yield Accuracy             Greater than 99% accuracy rate per          $   500
                               applicable Fund per quarter

SEC Yield Calculation          Monthly
Frequency

NAV calculations are measured by total number of NAVs calculated monthly.

The required Standard (performance level) associated with an item or function will be measured by dividing the total number of times that item or function was correctly performed during the month by the total number of times that item or function occurred during the month.

EXAMPLE: With respect to the calculation of NAVs, assuming 66 business days and 9 non-money market funds in existence in the first quarter, there should be 594 NAV calculations in the first quarter. If there are 6 NAV errors in the first quarter, the Performance Level for the first quarter is 98.9% (588/594).

For purposes of the foregoing, a failure to perform a particular function properly includes only those failures for which BISYS would not be excused and for which BISYS would be responsible under the Agreement.

An inaccurate calculation of the NAV (an error greater than 1 cent per share of the net asset value) is considered one event and will only be counted on the day it first occurred, unless the source of the inaccuracy changes during the relevant period.

It is anticipated that the Funds would not wish to deliver an NAV to NASDAQ if the accuracy of the NAV is in question at the time it is necessary to transmit the NAV to NASDAQ. If BISYS has reason to believe that an NAV is or may be incorrect, it may either "withhold" the NAV from NASDAQ or "withdraw" an NAV previously submitted, in consultation with an appropriate representative of the Funds. In such event, BISYS shall not be deemed to have failed to report to NASDAQ by the applicable cut-off time.

                                   SCHEDULE C

               TO THE FUND ACCOUNTING AND FINANCIAL ADMINISTRATION
                               SERVICES AGREEMENT

                               BETWEEN ICON FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

The Trust shall pay BISYS a fee on the first day of each month for the services under this Agreement. The monthly amount of the Fee will be computed as follows:

ASSET-BASED FEE

An asset-based fee calculated on the average net asset value of all Funds, with the fee rates applied incrementally to assets at the respective levels indicated below, and accrued daily, as follows:

AVERAGE DAILY NET ASSETS OF ALL  FUNDS           ANNUAL RATE OF FEE
--------------------------------------------------------------------------------
Up to the first $1.75 Billion                     0.0300%(3 basis points)
From $1.75 Billion to $5 Billion                  0.0175%(1.75 basis points)
Over $5 Billion                                   0.0100%(1 basis point)

These asset-based fees are subject to a minimum fee of $630,000 annually for the Fund complex. FOR PURPOSES OF THIS MINIMUM, THE ASSET-BASED FEES (BUT NOT THE OTHER FEES) PAID TO BISYS UNDER ITS SUB-ADMINISTRATION AGREEMENT WITH ICON ADVISERS, INC. SHALL BE COUNTED TOWARDS THE SATISFACTION OF THE MINIMUM.

FEE FOR FAIR VALUE SUPPORT SERVICES

The annual fee is in respect of each Fund that the Trust designates as being subject to fair value determinations and for which, Fair Value Support Services are to be provided by BISYS hereunder.

An annual fee for services provided by BISYS under this Agreement:

          For each Fund with less than 200 securities       $ 5,000
          For each Fund with at least 200 securities        $ 7,500

In addition to the above fees, BISYS shall be entitled to receive payment for out-of-pocket expenses related to Fair Value Support Services. This includes the Annual Fair

Valuation Vendor Fee, which consists of the actual cost charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to BISYS for use in valuing the portfolio holdings of a specific Fund or Funds.

The Annual Fair Valuation Vendor Fee is currently $10,000 per Fund.

CPI ADJUSTMENT

All fixed and minimum fees set forth in this schedule shall be increased annually commencing on the one-year anniversary date of the Effective Date by the percentage increase in consumer prices during the most recent 12 months for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published; provided, however that this adjustment shall be reduced or eliminated to the extent of any increase in the dollar amount of Asset-Based Fee in any calendar year, determined as per above, from the amount of the Asset-Based Fee in the immediately preceding calendar year.

OUT-OF-POCKET EXPENSES:

BISYS shall also be entitled to be reimbursed for its out-of-pocket expenses as set forth in the Agreement; provided, however, that the aggregate amount to be charged to the Trust shall not exceed $275 per Fund per month for the expenses under Section 4(a) sub-sections (ii),(iii) and (iv), and Section 4 (b) sub-section (ii), and expenses related to the following items (whether under the aforementioned provisions or other sections of the Agreement): SAS-70 expenses; Electronic Transmissions, such as, FundStation - automated communication / distribution of Total Returns & other Performance numbers; FundSmith - Automated Financial Reporting package; Various Tax Information Databases (but not including PFIC), QDI calculations; Telecommunication - phone/ faxes; Client & any Ad-hoc reporting that does not require additional development costs; Corporate Actions; Variable Rates; and Mortgage Backed Securities Factors.